Office of the Chief Accountant

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 17, 2002

Dear Sir/Madam:

We have read the paragraphs included in Item 4a included in the Form 8-K dated May 10, 2002 of Vail Resorts, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP

Copy to: James P. Donohue

Chief Financial Officer

Vail Resorts, Inc.